PRICING SUPPLEMENT DATED APRIL 22, 2005                         Rule 424(b)(3)
---------------------------------------
(To Prospectus Supplement and Prospectus dated February 25, 2005)


                           Merrill Lynch & Co., Inc.
                      Merrill Lynch CoreNotesSM, Series B
                  Due Nine Months or more from Date of Issue
                                 (the "Notes")

                                 ------------

         Investing in the Notes involves risks that are described in the "Risk Factors" section of this Pricing Supplement and the accompanying Prospectus Supplement.


Aggregate Principal Amount...........     $30,000,000

Stated Maturity Date.................     May 8, 2006

Issue Price..........................     100% of the principal amount

Original Issue Date..................     May 6, 2005

Interest Calculation Type............     Fixed Rate Note

Interest Rate........................     A fixed rate between 3.00% and 4.00% for each interest accrual period. The applicable interest accrual periods will be as follows:

                                          Interest Accrual Period                                Rate
                                          -----------------------                                ----

                                          May 6, 2005 to August 7, 2005........................  3.00%

                                          August 8, 2005 to November 7, 2005...................  3.25%

                                          November 8, 2005 to February 7, 2006.................  3.50%

                                          February 8, 2006 to but excluding May 8, 2006........ .4.00%

                                          Interest will be calculated on the basis of a 360-day year of twelve
                                          30-day months.

Interest Payment Dates...............     Quarterly, on the 8th day of August, November, February and May,
                                          commencing August 8, 2005. If any Interest Payment Date falls on a day that is not a Business Day, payment will be made on the immediately succeeding Business Day and no interest will accrue as a result of the delayed payment.




"CoreNotes" is a service mark of Merrill Lynch & Co., Inc.



Redemption at the Option
of the Company.......................     We may call the Notes for an amount equal to the Call Price (as defined below), in whole but not in part, on any Interest Payment
                                          Date, commencing August 8, 2005 (the day on which the call occurs, if any, being the "Call Date").

                                          The "Call Price" will equal $1,000 for each $1,000 principal amount of Notes plus any accrued and unpaid interest to but excluding the
                                          Call Date.

Survivor's Option....................     Yes

CUSIP Number.........................     5901M0GE3

Form of Notes........................     Book-entry

Denominations........................     We will issue and sell the Notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Trustee..............................     JPMorgan Chase Bank, N.A.

Calculation Agent....................     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S")

                                          All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent manifest error, will be conclusive for all purposes and binding on Merrill Lynch & Co.,
                                          Inc. ("ML&Co.") and beneficial owners of the Notes.

                                          All percentages resulting from any calculation on the Notes will be rounded to the nearest one hundred- thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) would be rounded to 9.87655%
                                          (or .0987655). All dollar amounts used in or resulting from this calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

Proceeds to ML&Co....................     99.850%

Purchasing Agent.....................     MLPF&S

Purchasing Agent's Discount..........     0.150%

                     UNITED STATES FEDERAL INCOME TAXATION

         The following discussion, which supplements the discussion in the accompanying Prospectus Supplement under the heading "United States Federal Income Taxation", is only a summary of the U.S. federal income tax treatment of the Notes.

         Under the OID Regulations (as defined in the accompanying Prospectus Supplement), for purposes of determining the yield and maturity of a debt instrument that provides the issuer with an unconditional option or options, exercisable on one or more dates during the term of the debt instrument, that, if exercised, require payments to be made on the debt instrument under an alternative payment schedule or schedules (e.g., an option to call the debt instrument), an issuer is deemed to exercise or not exercise such option or combination of options in a manner that minimizes the yield on the debt instrument. Since the interest rate on the Notes will increase during the term of the Notes on each Interest Payment Date commencing August 8, 2005, from an initial rate equal to 3% to a rate equal to 4%, under these rules, as of the Original Issue Date, ML&Co. should be deemed to elect to call the Notes at the first quarterly Interest Payment Date (the "First Call Date") in accordance with the procedures described above. Accordingly, under these rules, the First Call Date (i.e., August 8, 2005) should be treated as the maturity date of the Notes for purposes of determining whether the Notes have been issued with OID for U.S. federal income tax purposes. Solely for purposes of calculating OID for U.S. federal income tax purposes, if the Notes are not in fact called on the First Call Date, the Notes will then be deemed to be retired and reissued on the First Call Date.

         Accordingly, under the OID Regulations the amount payable on each Interest Payment Date will be treated a qualified stated interest. Such payments of interest on a Note will be taxable to a U.S. Holder as ordinary interest income at the time payments are accrued or received (in accordance with the U.S. Holder's regular method of tax accounting). In addition, based on the foregoing treatment of the Notes, the Notes will not be treated as having been issued with OID and therefore will not be Original Issue Discount Notes (as defined in the accompanying Prospectus Supplement).

         Prospective investors should consult the summary describing the principal U.S. federal income tax consequences of the ownership and disposition of the Notes contained in the section entitled "United States Federal Income Taxation" in the accompanying Prospectus Supplement.


                                     PS-3